Exhibit 99.1

                                                      FOR IMMEDIATE RELEASE
                                            CONTACT ALICE BABCOCK, 572-6150
                                                           FOR MORE DETAILS


         WESTFIELD FINANCIAL ANNOUNCES EXECUTIVE MANAGEMENT CHANGES


Westfield, MA (May 25, 2005): At a meeting of the Board of Directors of Westfield Financial Inc. held last night, the Board acknowledged that Victor J Carra, Executive Vice President will retire from the company as of June 30, 2005. Mr. Carra has been with the Bank since 1975 and in his current position since 1998. Mr. Carra will continue on as a member of the Board of Directors.

The Board also voted to elevate Donald A Williams to Chairman of the Board and Chief Executive Officer. James C. Hagan was promoted to the role of President and Chief Operating Officer. Westfield Financial serves as the bank holding company for Westfield Bank. Mr. Hagan will be the 17th President to serve the Bank over the course of its 152 year history. The executive management changes are effective as of 7/1/05

Mr. Williams has served as President of Westfield Bank since 1983 and CEO since 1987. In his new role he will continue to be an active member of the management team as Chief Executive Officer.

In 1994, James C. Hagan joined Westfield Bank as one of their first full time commercial loan officers. Prior to that, Mr. Hagan worked in a similar capacity for Bank of New England (now Bank of America) and SIS (now TD Banknorth).

In his previous position as Senior Vice President, Mr. Hagan was responsible for Commercial and Residential Lending for the Bank. In addition to maintaining his own portfolio of customers he managed a staff of sixteen.


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As President, he will now be responsible for all aspects of the Bank including the lending group, branches, operations, information technology, accounting and facilities.

Mr. Hagan is an active member of the Greater Westfield Community, currently serving as Vice-Chairman of Noble Health Systems, Inc. and member of the Board of Trustees of Westfield State College. During his tenure as a Trustee of the college Mr. Hagan served as Chairman of the Board of Trustees from 1991-2001 and chaired the Access to Excellence capital campaign. Mr. Hagan was recently named a Director of Stanley Park of Westfield. He is one of the first non-family members to serve on the Stanley Park Board. Mr. Hagan also serves as a corporator for the Westfield Athenaeum, Westfield YMCA and is a Director of the Trustees of Westfield Academy.

Jim also serves as a coach in the Westfield Park and Rec. soccer program.

Mr. Hagan received his undergraduate degree in Business Administration from Westfield State College and earned his MBA from American International College.

Mr. Hagan resides in Westfield with his wife Kristin and two children.


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